Exhibit 99. 2

VERTRO, INC.
Q2 2011 Earnings Call Script

MIKE BUCHANAN

Thank you and good afternoon everyone. Welcome to Vertro's second quarter 2011 financial results conference call. Joining me on the call today are President and CEO Peter Corrao, CFO, Jim Gallagher and General Manager, Rob Roe.

I'd like to remind everyone that today's comments include forward-looking statements. These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in our filings with the SEC.

Before handing over to Peter, let me review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period-to-period and year-over-year performance.

They are:

EBITDA (earnings from continuing operations before interest, income taxes, depreciation and amortization),

Adjusted EBITDA,

Adjusted income/loss, and

Adjusted income/loss per share.

A description of our reasons for utilizing these measures, as well as our definition of them and their reconciliation to the corresponding GAAP measurements can be found in the earnings release we issued today.

Certain of the ALOT user metrics we'll be discussing this afternoon are broken out by 'Region One' and 'rest-of-world' (ROW). As a reminder, Region One comprises English speaking users in the U.S., Canada, U.K., Ireland, Australia and New Zealand.

To comply with the SEC's guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website at www.vertro.com, and a replay of this conference call will be available for 90 days. I'd now like to turn the call over to President and CEO, Peter Corrao. Peter?

PETER CORRAO

Thanks Mike and good afternoon everyone; thanks for joining us.

Q2 was a challenging quarter for the Company. We experienced difficulties in achieving cost effective distribution for our ALOT products because we were unable to acquire our targeted number of users at our desired prices. As many of you are now aware after reading our second quarter 2011 earnings release, the impact of the change to our Search Engine Results Page, or SERP, mandated by our monetization partner, combined with our conservative approach to managing customer acquisition costs during the quarter, negatively impacted revenues-- as we had expected. The over-riding factor in the revenue decline was a reduction in our ad spend, or customer acquisition costs, which, as we have said in the past, directly correlates to fewer new users and lower revenues. We took a prudent approach to spending in order to give ourselves time to adjust to the new SERP changes and began to optimize our new customer acquisition cost model, based on new adjusted LTV expectations.

To get into specifics on the SERP change, before our last earnings call, our monetization partner issued a mandate for displaying ads on the search results pages of its downloadable application affiliates, reducing the total number of ads. In our case the SERP went from 18, configured 7 on top, 8 on the right and 3 beneath the fold, to 11, or 3 on the top and 8 on the right and none beneath the fold. While the timing of the announcement was unexpected, as was the new configuration, we had previously done some testing on certain configurations and were ready to confront the issue once the monetization partner decided to move forward with the newly proposed SERP changes. We anticipated and signaled that the proposed changes made to the SERP would effect our revenues --- which are now approximately seven to ten percent below revenue levels that we expected for users before the SERP change.

To make up for our declines and return to growth in revenue and users, we have instituted a number of changes --- some of which we have already executed. First, we have refocused our Direct Marketing team to more effectively manage our customer acquisition costs. Second, we are also continuing to focus on achieving greater distribution of our AppBars and Apps in all of our supported markets. Third, we are further maximizing ROI by introducing new features and functionality that help improve retention, most notably with a new home page configuration that has shown encouraging initial returns. Fourth, proactive changes we made to our search site include the addition of seller ratings, daughter windows, and site links. Enhancements such as these are designed to make the search experience a more positive one, and create more user activity.

Overall, Vertro's international users have increased as a percentage of total revenue due to a decline in the number of our Region One users. As of the end of Q2, we had 4.1 million Region One users and 4.2 million Rest of the World users. This compares to 4.4 million Region One users and 4.2 million Rest of the World users we had at the end of Q1. This mix of users, while potentially favorable in the future due to a faster growing user base in international regions other than Region One regions, was also a contributing factor in the quarter's lower revenues. This is because countries outside of those included in Region One are currently providing less total revenue per user. On the plus side, some international markets were little affected by the SERP change because ad fill rates are lower than Region One's fill rates. We plan to launch localized versions of the Appbar in Brazil, the United Kingdom, France, Spain, Mexico and other key markets within the next few months. Rollout in the United Kingdom, a part of Region One, and in Brazil, will actually begin in the next few days. In addition, our new home page configuration is also available to new users in all of these markets.

I would like to now talk about our commitment to achieving our long term goals ---primarily through the further execution and expansion of our Appbar strategy. We are very excited about the progress we made in the in last quarter and that we are currently making. The new apps released are already showing signs of success, with a continuing pipeline of releases planned to keep user attraction high and lower attrition. This is a part of our overall strategy to make high quality products available that cater to niche customers. Our Appbar includes an expanding number of categories of end user interest, from music and games, social networking, shopping and others geared to attract new, high quality users through targeted app offerings. All of the apps are designed to advance Vertro's strategic goals of either increased distribution, enhanced user retention or Life Time Value, and diversification of our revenue streams beyond search alone, by increasing non-search revenue. Current Search revenues comprised approximately 85% of the Q2 amounts while non-search made up about 15% of the revenue totals.

During the quarter, we launched the daily music download app offered by eMusic. We also released apps developed through other third party relationships, such as Free Credit Score, built by Experian, and People Deals built by People String, to increase non-search revenue. Other apps introduced during the quarter, built by the ALOT team, include Package Tracker, which allows users to follow their online purchase deliveries via FedEx, UPS or the USPS and has initially produced strong retention rates; Craigslist.org, which provides easy access to the service and our Groupon app, which notifies users when there are new deals in their area and also alerts the user to Groupon's daily deal.

I also want to take a moment to mention our most recent app releases. In the current quarter, the Company introduced its ALOT Rewards app, an app that offers users immediate value as they receive cash back into an individual account as they make purchases on-line. We expect this app to drive revenue on a number of levels, mainly by improving user retention as customers continue to find new bargain deals and build their cash back savings account. The app should also increase non-search revenue, as Vertro receives a percentage of every purchase made. During Q3, the Company will have released other apps such as SmileyTown, which allows users to post emoticons on Facebook, a Facebook Share app, and an Expedia Travel app. Social media apps like SmileyTown and Facebook share offer a great opportunity for viral distribution of our product while apps like Expedia Travel offer more ways to increase non-search revenue.

I would also like to point out that we remain Adjusted EBITDA positive despite our revenue shift, making this our seventh consecutive quarter of adjusted EBITDA profitability.

Other achievements during the quarter included:

1.	The successful renegotiation of our credit facility with our strategic partner, Bridge Bank.

2.	We were also notified by NASDAQ that we are no longer under NASDAQ monitoring review as we have been, and continue to be in full compliance with NASDAQ listing policies for some time , and

3.	During Q3 2011 we entered into a settlement agreement with regards to our litigation with Microsoft.

In closing, I'd like to reiterate that

•	We have integrated the SERP change, and we believe that it is manageable currently and into the future.

•	The efforts of our Direct Marketing Team to more effectively manage customer acquisition costs should enable us to acquire our targeted number of users at our desired prices

•	We have done some early testing of our new home page configuration and the results are encouraging, increasing retention, search activity and revenue per user.

•	We remain excited about our Appbar and App strategy and our ability to potentially increase retention and monetization.

We believe these activities and their related benefits will outweigh the anticipated negative effects attributed to the SERP change, and we should be back on the road to user and revenue growth. Our entire team is excited with the momentum and traction that our Appbar strategy, our new home page configuration, and our Direct Marketing effort are showing.

With that said, let me hand the call over to Jim to discuss our financial results. Jim?

JAMES GALLAGHER

Thanks Peter and good afternoon everyone.

As Peter explained, Q2 was a challenging quarter, due to both internal and external changes that impacted our revenue model. We believe we have addressed the challenges that were encountered in the quarter, and executed solutions that minimized the effects on revenues.

For the quarter, overall revenue was $7.5 million, a decline of $0.9 million since last quarter, or $1 million difference year over year. As Peter discussed, our Q2 revenues were negatively impacted by our reduction in spending in order to afford us time to evaluate the SERP changes, and their effect on our customer acquisition model, as well as the anticipated reduction in search revenue attributed to the mandated SERP change. In addition, the macroeconomic environment has resulted in a reduction in overall consumer spending.

The reduction in revenue resulted in a loss from continuing operations of $0.3 million or $0.05 per diluted share and adjusted net income of $0.01 million, and breakeven on a per diluted share basis for the quarter. Additionally, we experienced a EBITDA loss of $0.2 million in Q2. However, we still maintained Adjusted EBITDA profitability of $0.1 million and our results were in line with analyst estimates of breakeven adjusted EPS and Adjusted EBITDA of $0.1 million.

While our financial results reflect a decline compared to the previous quarter, we did lessen the decrease by utilizing tighter overall cost controls on operating expenses. Our operating expenses were less than what we projected in our last earnings call, due to savings from employee related costs and consulting services costs. Total OPEX, excluding customer acquisition costs, of $2.2 million for the quarter, was approximately $0.73 million per month, which is below our previously projected estimate of $0.78 million per month.

Cash and cash equivalents decreased by $0.3 million during the quarter from $5.2 million in Q1 2011 to $4.9 million in Q1 2011. The decrease was primarily due to reduced cash flow from operations and capitalized software development costs, offset by the release of restricted cash under the new credit facility. As Peter previously stated, we announced in June that we successfully renegotiated our credit facility with our strategic partner, Bridge Bank, NA. This deal increased Vertro's total borrowing potential to $8 million from $5 million. The new credit facility is a combination of a receivables financing facility of up to $6.5 million, along with a growth capital credit facility of up to $1.5 million. While we have not drawn upon this financing facility to date, this new credit facility agreement will give us the ability to execute on appropriate and timely growth opportunities as they present themselves.

Our balance sheet, cash position and net working capital remain strong, as a direct result of the progress we have achieved in executing our strategic initiatives and closely managing our operating costs.

With that, I'm going to hand the call back to the operator for questions. Operator?

Q&A SESSION

MIKE BUCHANAN

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to distribute and monetize our international products at rates sufficient to meet our expectations, (3) our ability to develop and successfully market new products and services, (4) the potential acceptance of new products in the market, and (5) the impact of changes to our monetization partners implementation guidelines.
These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including Form 10-Q for Q2 2011. In addition, past performance cannot be relied upon as a guide to future performance.

That concludes our call today; thank you for listening.